                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, For Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Steelcase Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                                STEELCASE INC.
                              901 44TH STREET SE
                         GRAND RAPIDS, MICHIGAN 49508

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD JUNE 17, 1998

To the Shareholders:

  PLEASE TAKE NOTICE that the 1998 Meeting of Shareholders (the "Meeting") of Steelcase Inc. (the "Company") will be held on June 17, 1998, at 10:00 A.M. Eastern Daylight Time, at the Gerald R. Ford Fieldhouse, Grand Rapids Community College, 111 Lyon N.E., Grand Rapids, Michigan, for the following purpose:

  1. Electing 11 directors to serve for the applicable terms of their respective classes and until their successors shall have been duly elected and qualified;

  2. Transacting such other business as may properly come before the meeting.

  Only shareholders of record at the close of business on May 15, 1998 will be entitled to vote at the meeting.

  Your attention is called to the attached proxy statement and accompanying proxy. You are requested to sign and return the proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote your own shares.

  A copy of the Annual Report of the Company for the fiscal year ended February 27, 1998 accompanies this Notice.

                                          By Order of the Board of Directors

                                          Jon D. Botsford
                                          Secretary

Grand Rapids, Michigan
May 26, 1998

                                STEELCASE INC.
                              901 44TH STREET SE
                            GRAND RAPIDS, MI 49508

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 17, 1998

                              GENERAL INFORMATION

  The Board of Directors (the "Board") of Steelcase Inc. ("Steelcase" or the "Company") solicits your proxy for use at the 1998 Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, June 17, 1998, at 10:00 A.M. Eastern Daylight Time, and at any adjournments, at the Gerald R. Ford Fieldhouse, Grand Rapids Community College, 111 Lyon N.E., Grand Rapids, Michigan. This Proxy Statement and a proxy card are first being sent to shareholders on or about May 26, 1998. All costs of solicitation will be borne by the Company.

  In the following pages, you will find information on the nominees for election to the Board and on your current Board to help you decide how to vote for the election of directors to the Board.

  As of the close of business on May 15, 1998, the record date for determination of shareholders entitled to notice of and to vote at the Meeting, there were outstanding 19,250,109 shares of Class A Common Stock and 135,161,550 shares of Class B Common Stock. Each outstanding share of Class A Common Stock is entitled to one vote on all matters that may come before the Meeting. Each outstanding share of Class B Common Stock is entitled to ten votes on all matters that may come before the Meeting.

  You can ensure that your shares are voted at the Meeting by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope. Sending in a signed proxy will not affect your right to attend the Meeting and vote. A shareholder who gives a proxy may revoke it at any time before it is exercised by notifying the Secretary of the Company in writing before the proxy is exercised, or by delivering to the Secretary of the Company a proxy bearing a later date, or by attending the Meeting and voting in person.

                             ELECTION OF DIRECTORS

  At the Meeting, eleven directors are to be elected who, following the 1998 Meeting, will be divided into three classes, with the term of each director expiring at the annual meeting of the Company in the year indicated on the following pages. Generally, approximately one-third of the Board will be elected each year.

  Unless otherwise instructed on the proxy card, the proxy holders intend to vote for the election of David D. Hunting, Jr., Frank H. Merlotti, Peter M. Wege II, Earl D. Holton, William P. Crawford, Robert C. Pew III, Peter M. Wege, David Bing, James P. Hackett, Robert C. Pew II and P. Craig Welch, Jr. The Board believes that, if elected, each nominee will be able and willing to serve. However, if any nominee should be unable or unwilling to serve as a director, the Board may select a substitute nominee and, in that event, the proxy will be voted for the person so selected.

  Information concerning each of the nominees is set forth on the following pages.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR THE TERM EXPIRING IN 1999

 DAVID D. HUNTING, JR...........  After joining the Company in 1948, Mr.
  Director since 1960.             Hunting held various positions, including
                                   Executive Vice President, Subsidiaries,
                                   from 1981 until his retirement in 1989. Age
                                   71.
 FRANK H. MERLOTTI..............  After joining the Company in 1961, Mr.
  Director since 1973.             Merlotti held various positions, including
                                   President and Chief Operating Officer of
                                   the Company from 1980 and Chief Executive
                                   Officer from 1988, in each case until his
                                   retirement in 1991. Mr. Merlotti also
                                   served as President and Chief Executive
                                   Officer of the Company on an interim basis
                                   for part of 1994. Age 71.
 PETER M. WEGE II...............  Mr. Wege has been President and Chief
  Director since 1979.             Executive Officer of Greylock, Inc., a
                                   venture capital firm, since 1990. From 1981
                                   to 1989, he held various positions at the
                                   Company, including President of Steelcase
                                   Canada Ltd. Age 49.
 EARL D. HOLTON.................  Mr. Holton is President and a member of the
  Proposed New Member of the       Board of Directors of Meijer, Inc., a Grand
  Board.                           Rapids, Michigan based operator of food and
                                   general merchandise centers. Mr. Holton is
                                   also a director of CMS Energy Corporation
                                   and Old Kent Financial Corporation, a bank
                                   holding company that serves as trustee for
                                   the Company's retirement and 401(k) funds.
                                   Age 64.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS FOR THE TERM EXPIRING IN 2000

 WILLIAM P. CRAWFORD............  Mr. Crawford has been President and Chief
  Director since 1979.             Executive Officer, Steelcase Design
                                   Partnership since 1991. Mr. Crawford also
                                   serves on the Board of Directors of Old Kent
                                   Financial Corporation. Age 55.
 ROBERT C. PEW III..............  Since 1995, Mr. Pew has been the manager of
  Director since 1987.             Cross Creek Farm. From 1974 to 1984 and from
                                   1988 to 1994, Mr. Pew held various positions
                                   at the Company, including President of
                                   Steelcase North America and Executive Vice
                                   President, Operations. Age 47.
 PETER M. WEGE..................  Since joining the Company in 1947, Mr. Wege
  Director since 1948.             has held various positions with the Company,
                                   including Secretary from 1961 to 1985 and
                                   Vice Chairman of the Board since 1985. Age
                                   78.
 DAVID BING.....................  Mr. Bing has been Chairman of the Board of
  Proposed New Member of the       Bing Steel, Inc., a Detroit, Michigan based
  Board.                           steel service center since 1986. Mr. Bing
                                   also serves on the Board of Directors of DTE
                                   Energy Company. Age 54.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS FOR THE TERM EXPIRING IN 2001

 JAMES P. HACKETT...............  Mr. Hackett has been President and Chief
  Director since 1994.             Executive Officer of the Company since 1994.
                                   Mr. Hackett also serves on the Board of
                                   Directors of Old Kent Financial Corporation.
                                   Age 43.
 ROBERT C. PEW II...............  From 1952 to 1989, Mr. Pew held various
  Director since 1960.             positions at the Company, including
                                   President from 1966 to 1979 and Chief
                                   Executive Officer from 1966 to 1988. Mr. Pew
                                   has been Chairman of the Board since 1974.
                                   Age 74.
 P. CRAIG WELCH, JR.............  From 1967 to 1987, Mr. Welch held various
  Director since 1979.             positions at the Company, including Director
                                   of Information Services, Director of
                                   Production Inventory Control and Manager of
                                   Manufacturing Systems Data Processing. Since
                                   leaving the Company, Mr. Welch has been a
                                   venture capitalist. Age 53.

  Mr. Robert C. Pew II is the father of Robert C. Pew III and the uncle of William P. Crawford and P. Craig Welch, Jr. Additionally, Messrs. Pew III, Crawford and Welch are first cousins. Mr. Peter M. Wege is the father of Peter
M. Wege II.

                     THE BOARD RECOMMENDS THE ELECTION OF

  DAVID D. HUNTING, JR., FRANK H. MERLOTTI, PETER M. WEGE II, EARL D. HOLTON,
                             WILLIAM P. CRAWFORD,
 ROBERT C. PEW III, PETER M. WEGE, DAVID BING, JAMES P. HACKETT, ROBERT C. PEW
                                      II,
                            AND P. CRAIG WELCH, JR.

  INFORMATION CONCERNING MEETINGS OF THE BOARD OF DIRECTORS, BOARD COMMITTEES
                           AND DIRECTOR COMPENSATION

  The Board held seven meetings during the fiscal year ended February 27, 1998 ("Fiscal 1998"). All incumbent directors attended in excess of 75% of the aggregate number of meetings of the Board and meetings of committees on which they served during the year.

  The Audit Committee reviews the internal accounting procedures of the Company, reviews the scope and cost of audit, considers the comments made by the auditors with respect to accounting procedures and internal controls and considerations given thereto by management, and reviews internal accounting procedures and controls with the Company's financial and accounting staff. The Committee, which had three meetings during Fiscal 1998, currently consists of David D. Hunting, Jr. (Chairman), Peter M. Wege and P. Craig Welch, Jr.

  The Compensation Committee makes general policy and administrative decisions relating to compensation and benefits for the Company's employees and directors and recommends the compensation of the President/Chief Executive Officer. The Committee, which held two meetings during Fiscal 1998, currently consists of Frank H. Merlotti (Chairman), Robert C. Pew II, James P. Hackett, Robert C. Pew III, Peter M. Wege II and William P. Crawford.

  The Executive Committee exercises all the powers of the Board when required in the management of the business affairs and property of the Company during intervals between regular meetings of the Board. The Committee, which had no meetings during Fiscal 1998, currently consists of Frank H. Merlotti (Chairman), Robert C. Pew II, James P. Hackett, Robert C. Pew III and Peter M. Wege II.

  Directors who are not compensated as employees of the Company receive an annual retainer fee in the amount of $20,000, as well as additional payments of $1,500 for each Board meeting attended and $1,000 for each Committee meeting attended, except that the Chairman of the Board receives an aggregate annual fee in the amount of $40,000. Directors who are compensated as employees of the Company receive no additional compensation for services rendered as a director. The Company also reimburses each director for out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees.

  All directors are eligible to participate under the Incentive Compensation Plan. In connection with the Company's initial public offering in February 1998 (the "IPO"), Frank H. Merlotti was granted the right to acquire 100,000 shares. See "Compensation Committee Report on Executive Compensation--Stock Options." Additionally, Robert C. Pew II, David D. Hunting, Jr., Frank H. Merlotti and Robert C. Pew III currently receive or are entitled to receive payments under supplemental retirement and/or deferred compensation arrangements in effect at the time of their respective cessation of active employment with the Company.

                         BENEFICIAL SECURITY OWNERSHIP

SECURITY OWNERSHIP OF MANAGEMENT AND NOMINEES

  The following table sets forth information as to the beneficial ownership of the Company's Common Stock, as of May 15, 1998, by current directors, nominees for the Board of Directors, the executive officers of the Company named in the Summary Compensation Table on page 6 and all current directors and executive officers as a group.

                                CLASS A COMMON STOCK             CLASS B COMMON STOCK
                          -------------------------------- --------------------------------
                           AMOUNT AND NATURE OF   PERCENT   AMOUNT AND NATURE OF   PERCENT
NAME OF BENEFICIAL OWNER  BENEFICIAL OWNERSHIP(1) OF CLASS BENEFICIAL OWNERSHIP(1) OF CLASS
------------------------  ----------------------- -------- ----------------------- --------
Robert C. Pew II(2).....               0              *          18,015,053          13.3
Peter M. Wege(3)........               0              *          29,362,727          21.7
James P. Hackett(4).....             110              *              81,900           *
William P. Crawford(5)..              10              *          12,073,004           8.9
Robert C. Pew III(6)....               0              *           1,993,112           1.5
Peter M. Wege II(7).....               0              *           2,362,055           1.7
David D. Hunting,
 Jr.(8).................               0              *           3,526,173           2.6
Frank H. Merlotti(9)....             100              *               5,428           *
P. Craig Welch, Jr.(10).               0              *           5,287,225           3.9
Robert A. Ballard.......             110              *              56,000           *
Alwyn Rougier-
 Chapman(11)............             110              *              80,571           *
James G. Mitchell.......             110              *              28,000           *
Earl D. Holton..........           1,000              *                   0           *
David Bing..............               0              *                   0           *
Current Directors and
 Executive
 Officers as a group (20
 persons)...............           1,430              *          72,927,248          54.0

--------
 (1) Pursuant to Securities and Exchange Commission (the "SEC") regulations, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right, whether or not such person has any pecuniary interest in such shares.
 (2) Includes (i) 314,057 shares held by Mr. Pew in a revocable trust, (ii) 4,055,842 shares held by Mr. Pew's wife in a revocable trust, for which Mr. Pew serves as co-trustee, (iii) 10,088,269 shares held by various trusts for the benefit of Mr. Pew's family members, for which Mr. Pew serves as co-trustee and shares voting and investment powers and (iv) 3,556,885 shares held in a revocable trust of which Mr. Pew is a beneficiary. Mr. Pew's business address is the Company's corporate headquarters.
 (3) Represents (i) 8,983,985 shares held by a trust of which Mr. Wege is the grantor with a right to revoke the trust within 60 days, (ii) 20,039,814 shares held by the Peter Martin Wege Trust, for which Mr. Wege shares investment authority, and (iii) 338,928 shares held by The Wege Foundation, of which Mr. Wege is the sole member and one of six trustees. The 338,928 shares held by The Wege Foundation are also listed as beneficially owned by Peter M. Wege II, who disclaims beneficial ownership of such shares. See footnote 7. Mr. Wege's business address is the Company's corporate headquarters.
 (4) Mr. Hackett's shares are held by a trust for the benefit of Mr. Hackett's family members, the trustee of which is Mr. Hackett.
 (5) Includes (i) 57,971 shares held by Mr. Crawford's wife, (ii) 667,100 shares held by trusts for which Mr. Crawford's wife serves as trustee,
     (iii) 703,500 shares held by trusts for which Mr. Crawford serves as trustee and (iv) 9,122,248 shares held by trusts for which Mr. Crawford serves as co-trustee.

 (6) Includes (i) 193,871 shares held by Mr. Pew's wife, (ii) 114,171 shares held in accounts for the benefit of Mr. Pew's family members, for which Mr. Pew has sole voting and investment power, (iii) 193,685 shares held in a trust for the benefit of Mr. Pew's children, for which Mr. Pew serves as trustee, and (iv) 834,400 shares held by a charitable foundation for which Mr. Pew has sole voting and investment authority.
 (7) Represents (i) 202,885 shares held by the Peter M. Wege II Trust, the trustee of which is Peter M. Wege, (ii) 205,200 shares held by the Kathleen M. Wege Trust, the trustee of which is Mr. Wege's spouse, (iii) 1,155,271 shares held by trusts for the benefit of Mr. Wege's family members, a trustee of which is Mr. Wege's spouse, (iv) 459,771 shares held by trusts for Mr. Wege's family members, the trustee of which is Mr. Wege and (v) 338,928 shares held by The Wege Foundation, of which Mr. Wege is one of six trustees. Mr. Wege disclaims beneficial ownership of shares held by the Wege Foundation. The 338,928 shares of The Wege Foundation are also listed as beneficially owned by Peter M. Wege. See footnote 3.
 (8) Includes (i) 1,763,474 shares held by retained annuity trusts for the benefit of Mr. Hunting, for which Mr. Hunting serves as trustee, and (ii) 1,762,699 shares held by retained annuity trusts for the benefit of Mr. Hunting's wife, for which Mr. Hunting serves as trustee.
 (9) Includes 100 shares in a trust for the benefit of Mr. Merlotti, of which Mr. Merlotti serves as trustee, and 5,428 shares held in a trust for the benefit of Mr. Merlotti's wife, of which Mr. Merlotti's wife serves as trustee.
(10) Includes (i) 75,957 shares held by Mr. Welch's wife, (ii) 3,758,626 shares held by trusts for which Mr. Welch serves as co-trustee, (iii) 112,000 shares held by trusts for which Mr. Welch serves as trustee, (iv) 186,342 shares held by trusts for which Mr. Welch's wife serves as co-trustee, (v) 161,700 shares held by trusts for which Mr. Welch's wife serves as trustee and (vi) 834,400 shares held by the JCT Foundation, for which Mr. Welch is President and Principal Manager.
(11) Includes 21,014 shares held by Mr. Rougier-Chapman's wife.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of either class of the Company's outstanding shares of Common Stock on the Record Date or as disclosed in certain reports received to date regarding such ownership filed by such persons with the Company and with the SEC in accordance with Sections 13(d) and 13(g) of either class of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Other than those persons listed below and certain of the Company's directors (as disclosed above under "Security Ownership of Management"), the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of the Company's common stock as of May 15, 1998.

                               CLASS A COMMON STOCK             CLASS B COMMON STOCK
                         -------------------------------- --------------------------------
NAME AND ADDRESS OF       AMOUNT AND NATURE OF   PERCENT   AMOUNT AND NATURE OF   PERCENT
BENEFICIAL OWNER         BENEFICIAL OWNERSHIP(1) OF CLASS BENEFICIAL OWNERSHIP(1) OF CLASS
-------------------      ----------------------- -------- ----------------------- --------
Peter Martin Wege                    0               *          20,039,814          14.8
 Trust(2)...............
 Old Kent Bank
 111 Lyon Street, N.W.
 Grand Rapids, MI 49503

--------
(1) Pursuant to SEC regulations, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right, whether or not such person has any pecuniary interest in such shares.
(2) Peter M. Wege, Vice Chairman of the Board and a director of the Company, shares investment authority with respect to the Peter Martin Wege Trust.

                            EXECUTIVE COMPENSATION

  The following table sets forth the compensation for Fiscal 1998 and 1997 paid or awarded to the Company's Chief Executive Officer and each of its four other most highly compensated executive officers (collectively, the "Named Executive Officers"):


                          SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                         ANNUAL COMPENSATION              COMPENSATION
                                 ------------------------------------ ---------------------
                                                                        AWARDS    PAYOUTS
                                                                      ---------- ----------
                                                                      SECURITIES LONG-TERM
NAME AND PRINCIPAL        FISCAL                       OTHER ANNUAL   UNDERLYING INCENTIVE     ALL OTHER
POSITION                   YEAR  SALARY(1)  BONUS(2)  COMPENSATION(3) OPTIONS(4) PAYOUTS(5) COMPENSATION(6)
------------------        ------ --------- ---------- --------------- ---------- ---------- ---------------
James P. Hackett........   1998  $603,894  $1,255,218     $88,460      300,100    $614,304      $20,000
 President and Chief       1997  $561,538  $  626,999     $26,539                 $241,267      $18,750
 Executive Officer
Robert A. Ballard.......   1998  $403,115  $  726,971     $29,291      150,100    $203,406      $20,000
 Executive Vice            1997  $333,884  $  296,433     $ 7,811                 $ 71,007      $18,750
 President, Business
 Operations
Alwyn Rougier-Chapman...   1998  $269,961  $  382,520     $21,877       95,100    $151,921      $20,000
 Senior Vice President--   1997  $252,211  $  173,116     $ 7,303                 $ 66,392      $18,750
 Finance, Chief
 Financial Officer and
 Treasurer
James G. Mitchell.......   1998  $263,500  $  373,095     $22,503       75,100    $156,270      $20,000
 President, Steelcase      1997  $254,318  $  174,675     $ 7,661                 $ 69,643      $18,750
 Canada Ltd. (7)
William P. Crawford.....   1998  $244,952  $  313,873     $17,161       85,000    $119,175      $20,000
 President and Chief       1997  $225,077  $  154,479     $ 6,069                 $ 55,176      $18,750
 Executive Officer
 Steelcase Design
 Partnership

--------
(1) Includes withholding amounts under the Company's 401(k) Plan and any deferred compensation under the applicable deferred compensation agreement of the Named Executive Officer.

(2) Represents amounts paid from the annual component of the Company's Management Incentive Plan ("MIP"). See "Compensation Committee Report on Executive Compensation--Annual and Long-Term Incentive". This amount also includes $280, which is the value of 10 shares of Class A Common Stock granted to each of the Named Executive Officers, and other eligible employees, in connection with the IPO.

(3) Represents earnings for the fiscal year on the long-term amounts paid from the MIP, based on the Company's annual return on equity. See "Compensation Committee Report on Executive Compensation--Annual and Long-Term Incentive".

(4) Represents options granted under the Incentive Compensation Plan and Purchase Plan in connection with the IPO. See "Option Grants" and "Compensation Committee Report on Executive Compensation--Stock Options".

(5) Represents amounts actually paid from the long-term component of the MIP. See "Compensation Committee Report on Executive Compensation--Annual and Long-Term Incentive".

(6) Includes contribution amounts made by the Company to the Profit-Sharing and the Money Purchase defined contribution plans. The Board declares contributions to the plans at the end of each fiscal year. The rate of contribution to Profit-Sharing for each of the plan years 1998 and 1997 was 7.5% of eligible compensation.

   A 5% contribution to the Money Purchase plan is required to be made by the Company each plan year. Pursuant to the Company's 401(k) plan, employees may make non-matching contributions. Contributions to the Named Executive Officers were limited as required under the Internal Revenue Code of 1986, as amended, and its regulations. Account balances are invested in a trust managed by a trustee until finally distributed. Under the Profit-Sharing and Money Purchase plans there is a scaled vesting schedule beginning with 20% after three years and full vesting after seven years. All of the Named Executive Officers are 100% vested except Mr. Mitchell, who is 40% vested as of the end of Fiscal 1998. A participant is also 100% vested after attaining the earlier of normal retirement or termination of employment due to death or total disability. 401(k) account balances are always 100% vested.

(7) Mr. Mitchell has been President, Steelcase Canada Ltd. since March 1998. Previously, Mr. Mitchell had been Senior Vice President, Sales, Marketing and Dealer Alliances of the Company since 1995.

OPTION GRANTS

  The following table sets forth information concerning options to acquire Class A Common Stock granted under the Company's Incentive Compensation Plan to the Named Executive Officers during Fiscal 1998.

                        OPTION GRANTS IN FISCAL 1998(1)

                          NUMBER OF    PERCENT
                          SECURITIES   OF TOTAL   EXERCISE
                          UNDERLYING   OPTIONS     OR BASE             GRANT DATE
NAME AND PRINCIPAL         OPTIONS     GRANTED      PRICE   EXPIRATION  PRESENT
POSITION                   GRANTED   TO EMPLOYEES ($/SHARE)    DATE     VALUE(2)
------------------        ---------- ------------ --------- ---------- ----------
James P. Hackett........   300,000      11.3%        $28     2/18/08   $3,180,000
 President and Chief
 Executive
 Officer
Robert A. Ballard.......   150,000       5.6%        $28     2/18/08   $1,590,000
 Executive Vice
 President,
 Business Operations
Alwyn Rougier-Chapman...    95,000       3.6%        $28     2/18/08   $1,007,000
 Senior Vice President--
 Finance,
 Chief Financial Officer
 and
 Treasurer
James G. Mitchell.......    75,000       2.8%        $28     2/18/08   $  795,000
 President,
 Steelcase Canada Ltd.
William P. Crawford.....    85,000       3.2%        $28     2/18/08   $  901,000
 President and Chief
 Executive Officer
 Steelcase Design
 Partnership

--------
(1) The options vest at a cumulative rate of 10%, 20%, 40%, 70% and 100% at the end of each year during the five year period beginning with the date of grant. Upon termination of employment due to retirement, the options continue to vest as if employment continued and vested options must be exercised within three years from the date of retirement or five years from date of grant, whichever is later. The options become fully vested upon death or total disability and must be exercised within one year from that date. All vested and unvested options are forfeited in the event of a termination for gross misconduct or if the executive engages in certain competitive activity. Upon termination of employment for any other reason, vested options must be exercised within 90 days and any unvested options are forfeited. In no event may options be exercised beyond the expiration date of February 18, 2008. The information reflected in this table does not include the options to purchase up to 100 shares under the Company's Employee Stock Purchase Plan (the

   "Purchase Plan") granted to each of the Named Executive Officers, except Mr. Crawford, in connection with the IPO. The grant date value and the year-end value of each of these options, using the Black-Scholes option pricing model (see note (2) below), approximated $4.53 per share.
(2) The weighted average fair market value of the Company's stock options on the date of grant approximated $10.60 per share. This value was determined using the Black-Scholes option pricing model based upon the following assumptions: an expected volatility of 30.0% of the market price of the Class A Common Stock; an expected term to exercise of 6.8 years; a risk-free rate of return of 5.5%; and an annual dividend yield of 1.4%. The actual value of the options, if any, realized by an executive will depend on the extent to which the market value of the Class A Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by the officer will be at or near the estimated value above. These amounts should not be used to predict stock performance.

  No options were exercised by any of the Named Executive Officers during Fiscal 1998, and as of the end of Fiscal 1998, such officers owned no other options to acquire any of the Company's common stock, except for the opportunity to purchase up to 100 shares under the Purchase Plan (see note (1) to the foregoing table). The "Grant Date Present Value" shown above with respect to each officer's options equals the aggregate value of such officer's options as of the end of Fiscal 1998.

LONG-TERM INCENTIVE PLAN--AWARDS

  The following table sets forth long-term compensation amounts earned by the Named Executive Officers for Fiscal 1998.

                LONG-TERM INCENTIVE PLAN--AWARDS IN FISCAL 1998

                                                 PERFORMANCE
                                                   PERIOD
                                                    UNTIL     ESTIMATED FUTURE
NAME                                             MATURATION  TARGETED PAYOUTS(1)
----                                             ----------- -------------------
James P. Hackett................................   3 years       $2,123,741
Robert A. Ballard...............................   3 years       $  992,833
Alwyn Rougier-Chapman...........................   3 years       $  486,236
James G. Mitchell...............................   3 years       $  463,714
William P. Crawford.............................   3 years       $  420,080

--------
(1) This amount represents the long-term component of compensation earned under the MIP. See "Compensation Committee Report on Executive Compensation--Annual and Long-Term Incentive."

SUPPLEMENTAL PLAN

  The Named Executive Officers are covered by the Steelcase Inc. 1994 Executive Supplemental Retirement Plan (the "Supplemental Plan"). This is an unfunded plan under which benefits are to be paid directly by the Company to officers of the Company who are designated from time to time by the Compensation Committee to be plan participants. Benefits under the plan are payable following retirement at age 65, or early retirement age when the age plus years of service equal 80, or upon death of the participant. Benefits are payable to the participant or the participant's surviving spouse. The amount of the benefit includes the sum of (i) five annual payments equal to 70% of the average base salary for the three consecutive calendar years prior to retirement or death multiplied by the participant's vested percentage, and
(ii) 15 annual payments equal to $50,000 multiplied by the participant's vested percentage. A participant's vested percentage is 20% after three completed years of service while a participant under the plan and increases by 20% annually until full vesting after seven completed years of service while a participant. Benefits normally commence on the March 1 following the participant attaining age 65 or death of the participant. In the event of early retirement and with the approval of the

Compensation Committee, the participant may elect to receive earlier benefits in lower annual amounts and ending on the date that the final payment would have been made had no earlier benefits been elected.

  Rights to receive benefits under the plan are forfeited upon the occurrence of (i) termination of employment prior to reaching normal or early retirement,
(ii) termination for cause, (iii) death of the participant without a surviving spouse or the death of the participant's surviving spouse following the death of the participant, and (iv) without the consent of the Board, a participant's employment or performance of services for a competitor of the Company, its subsidiaries or affiliates.

  The following table sets forth the estimated annual income benefits payable upon satisfaction of Supplemental Plan requirements to each of the Named Executive Officers, or his surviving spouse, during the five-year period following the commencement of payments under the Supplemental Plan, assuming that no early payment election is made:

                 EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN TABLE

                                 YEARS OF PARTICIPATION(1)
FINAL AVERAGE     -----------------------------------------------------------------------
 BASE SALARY                                                                    7 OR
  (3 YEARS)          3              4              5              6             MORE
-------------     --------       --------       --------       --------         ----
$700,000          $108,000       $216,000       $324,000       $432,000       $540,000
 650,000           101,000        202,000        303,000        404,000        505,000
 600,000            94,000        188,000        282,000        376,000        470,000
 550,000            87,000        174,000        261,000        348,000        435,000
 500,000            80,000        160,000        240,000        320,000        400,000
 450,000            73,000        146,000        219,000        292,000        365,000
 400,000            66,000        132,000        198,000        264,000        330,000
 350,000            59,000        118,000        177,000        236,000        295,000
 300,000            52,000        104,000        156,000        208,000        260,000
 250,000            45,000         90,000        135,000        180,000        225,000
 200,000            38,000         76,000        114,000        152,000        190,000

--------
(1) These amounts are not subject to any deduction for Social Security or other offsetting amounts.

  For years six through 15, payments to each Named Executive Officer, or his surviving spouse, will equal $50,000 for those with seven years of participation, $40,000 for those with six years, $30,000 for those with five years, $20,000 for those with four years and $10,000 for those with three years. Early retirement, if approved, results in reduced annual payments.

  As of the date of this Proxy Statement, the completed years of service while a participant under the Supplemental Plan for each of the Named Executive Officers are as follows: James P. Hackett 7, Robert A. Ballard 12, Alwyn Rougier-Chapman 15, James G. Mitchell 3 and William P. Crawford 9.

DEFERRED COMPENSATION AGREEMENTS

  Each Named Executive Officer (the "Executive") has entered into one or more deferred compensation agreements with the Company. If the Executive completes the deferrals and lives until age 70, the Company will make corresponding annual payments to the Executive for 15 years commencing in the month of March after the Executive's 70th birthday. If the Executive dies before reaching age 70, the Company will make the above payments, in the same manner and over the same time period, to the beneficiary designated by the Executive. If an Executive is discharged for cause, an amount equal to the compensation actually deferred, if any, shall be paid to the Executive, without interest, in five equal annual payments commencing after the discharge. Entitlement to payments under the agreements is subject to a scaled vesting requirement during the five years following the completed deferral period.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Hackett, President and Chief Executive Officer of the Company, and Mr. Crawford, President and Chief Executive Officer, Steelcase Design Partnership, are members of the Compensation Committee. Other members of the Compensation Committee who previously served as officers of the Company are Robert C. Pew II, Robert C. Pew III, Peter M. Wege II and Frank H. Merlotti.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

  The Compensation Committee (the "Committee") has developed an executive compensation philosophy that is intended to:

  . Attract and retain highly qualified, experienced and motivated executives needed for the success of the Company;

  . Provide for a total pay package to be competitive with a comparable group of global industrial companies that are of similar size to the Company;

  . Reward executives based on the profitability of the Company; and

  . Align executives' interests with the interests of the shareholders for the long-term success of the Company.

  The Company values the contributions of all employees and shares rewards through broad-based incentive arrangements to motivate teamwork for Company success. Incentive opportunity is based on profitability for all employees and, consistent with market practice, represents a larger percentage of total pay at higher levels in the organization.

  The Company also believes in equity across the regular employment groups and therefore limits differences in benefit arrangements. A financially secure retirement for career employees is a key benefit objective which is possible only through Company success.

  On an annual basis, the Committee reviews the levels of executive base salaries, annual and long-term incentives and benefits. The Committee also reviews and approves any proposed changes to compensation philosophy.

  As a result of the IPO, the Company qualifies for a three year exemption from the Internal Revenue Code Section 162(m) requirement for full deductibility of pay over $1 million. Accordingly, all pay opportunities currently provided by the Company should qualify for full deductibility. The Committee will continue to monitor the requirements for compliance with Internal Revenue Code Section 162(m) as the end of the exemption period approaches.

BASE SALARY

  Base salaries are set in a context of total direct pay (base plus annual incentive) such that total direct pay is targeted at the midpoint of market levels of the comparable group. Annual salary comparisons are made through position matching against data from the comparable group and supplemented with other survey sources as necessary. All comparison data is regressed to the Company's size whenever possible.

  The base salary of Mr. James P. Hackett, the Company's President and Chief Executive Officer, has been determined by the Committee, and recommended by the Committee for approval by the full Board of Directors. The factors considered by the Committee in determining his base salary included market data from comparable companies, the financial performance and growth of the Company as well as Mr. Hackett's leadership and establishment and implementation of strategic direction of the Company. Base salaries of the four other Named Executive Officers have been determined by Mr. Hackett based on his assessment of individual performance and market data from comparable companies. In determining compensation for Mr. Hackett or any of the other Named Executive Officers, no particular weight was given to any individual factor.

ANNUAL AND LONG-TERM INCENTIVE

  The Company's MIP creates annual and long-term incentive opportunities for the Named Executive Officers and other key management employees. The amount of both annual and long-term bonus payments under the MIP are determined on the basis of the Company's actual performance compared to the Company's targeted performance as measured by economic value added ("EVA"). EVA is a profit measurement that reflects all the costs of operating the Company as a business, including the cost of capital.

  At the beginning of each fiscal year, the Committee establishes target incentives in the form of target percentages of base salary for annual and long-term bonus payments. The Committee exercises discretion in establishing these target percentages considering factors such as the midpoint of market data for such incentives, the Company's historical and projected performance, and the executive's tenure and individual performance. Actual incentive percentage and the related incentive pay will be higher or lower than these targets depending on the actual performance of the Company as measured by EVA. At the end of a fiscal year, actual EVA performance is calculated and compared to EVA targets. A bonus multiple is derived based two-thirds on the growth in EVA and one-third on absolute EVA results. The bonus multiple is multiplied by an employee's target annual and long-term incentive percentages to arrive at the employee's actual incentive percentages. The actual incentive percentages are multiplied by the base pay to determine an employee's annual and long-term incentive payments for the fiscal year. For Fiscal 1998, EVA performance exceeded targeted levels, and, therefore, annual and long-term incentive payments exceeded targeted amounts.

  The annual incentives are paid in cash after the end of the fiscal year. The long-term incentive is paid in cash over three years in substantially equal payments beginning after the end of the year following the year in which it is earned. The unpaid portion of the long-term amount is adjusted at the end of each year based on the Company's return on equity for that year. There is no maximum payment under the MIP. Currently, Mr. Hackett has a target annual incentive percentage of 65% and a target long-term incentive percentage of 110%, which incentive percentages are the maximum permitted under the MIP.

STOCK OPTIONS

  At the time of the IPO, one-time nonqualified stock options were granted to the Named Executive Officers and certain other eligible individuals including Mr. Frank H. Merlotti, one of the Company's directors and Chairman of the Committee. The grant levels were determined based on median practices for similarly sized companies engaged in initial public offerings in recent years. These options were granted at the IPO price and vesting is over a period of five years, except that, vesting for Mr. Merlotti's options is over three years. The options will expire after ten years from the date of grant. Eligibility, option levels and all other terms and conditions for the IPO options were approved by the Committee and the Board of Directors. In all, options for 2,661,000 shares of Class A Common Stock were granted to eligible individuals. Mr. Merlotti abstained from the discussion and approval of his option grant.

  Approximately 15,000 eligible employees were granted additional options on the IPO date to purchase up to 100 shares of Steelcase Inc. Class A Common Stock at 85% of the IPO price, as provided in the Purchase Plan. All Named Executive Officers, except William P. Crawford, were eligible for the purchase opportunity. Mr. Crawford was not eligible due to his beneficial ownership of more than 5% of the outstanding common stock of the Company.

EMPLOYEE STOCK GRANT

  As of the date of the IPO, the Company granted 10 shares of Steelcase Inc. Class A Common Stock to each of approximately 15,000 employees, including all of the Named Executive Officers. The Company wanted to ensure that each eligible employee had an opportunity to participate in the IPO and become a shareholder.

                                          THE COMPENSATION COMMITTEE

                                          Frank H. Merlotti (Chairman)
                                          Robert C. Pew II
                                          James P. Hackett
                                          Robert C. Pew III
                                          Peter M. Wege II
                                          William P. Crawford

                               PERFORMANCE GRAPH

  The following line graph compares (i) the cumulative total shareholder return (i.e., the change in share price plus the cumulative amount of dividends, if any, assuming dividend reinvestment, divided by the initial share price, expressed as a percentage) on the Company's Class A Common Stock, with (ii) the cumulative total return of the Standard & Poor's 500 Stock Index and with (iii) the cumulative total return of an industry peer group (the "Peer Group") for the period commencing on February 17, 1998, the effective date of the Company's IPO, and ending on February 27, 1998. The Peer Group consists of Herman Miller, Inc., Knoll, Inc., and Hon Industries Inc., each of which is engaged in the manufacture of office furniture and believed by the Company to have similar industry characteristics as the Company.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
            AMONG STEELCASE INC., STANDARD & POOR'S 500 STOCK INDEX
                           AND THE PEER GROUP INDEX

                                     LOGO

                                                                 2/17/98 2/27/98
                                                                 ------- -------
      Steelcase Inc............................................. 100.00  129.46
      Standard & Poor's 500 Stock Index......................... 100.00  103.49
      Peer Group Index.......................................... 100.00   99.50

                                 OTHER MATTERS

VOTING

  Michigan law and the Company's By-laws require the presence of a quorum for the Meeting, defined here as the holders of a majority of the voting power entitled to vote, present in person or represented by proxy. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached.

  Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for shareholders' approval. The director nominees must receive a plurality of the votes cast at the Meeting; therefore, abstentions will not affect the election of directors.

  Under the rules of the New York Stock Exchange ("NYSE"), brokers who hold shares on behalf of their customers (shares held in street name), have the authority to vote on certain items when they have not received instructions from beneficial owners. However, brokers are not authorized to vote on "non-routine" matters if they do not receive instructions from beneficial owners ("Broker Non-votes"). Under NYSE rules, all the matters presently before the meeting are "routine" matters, therefore brokers holding shares in street name for their customers may vote, in their discretion, on behalf of any customer who does not furnish voting instructions. If a "non-routine" matter comes before the meeting, Broker Non-votes will not be treated as votes cast in determining the outcome of the vote.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, from February 17, 1998 (the date on which the Company became subject to the reporting requirements of the Exchange Act) through February 27, 1998, its directors, officers and 10% beneficial owners complied with all applicable filing requirements, except that the Peter Martin Wege Trust failed to file a Form 3 to report its initial holdings of the Company's stock as of the IPO and failed to file a Form 4 and Form 5 to report three exempt transactions involving the recapitalization and stock split associated with the Company's IPO and one nonexempt transaction involving the sale of shares by that trust in the Company's IPO. Subsequent to the discovery of these omissions, the appropriate forms were filed.

COST OF SOLICITATION OF PROXIES

  The cost of soliciting Proxies will be borne by the Company and the solicitation will be made by use of the mails, personally or by telephone or telegraph by officers, directors and regular employees of the Company and its subsidiaries who will not be additionally compensated therefor. The firm of Corporate Investors Communications, Inc. has been retained to assist with the solicitation of broker and nominee Proxies at a cost of approximately $4,000.00. The Company will also reimburse banks, brokers, nominees and other fiduciaries who have been requested to forward the Proxy material for reasonable expenses incurred by them in forwarding such material to the beneficial owners of the Company's Class A Common Stock.

INDEPENDENT AUDITORS

  The Company has been advised that representatives of BDO Seidman, LLP, the Company's independent auditors in Fiscal 1998, will attend the Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

  Shareholder proposals to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Secretary of the Company, at 901 44th Street S.E., Grand Rapids, Michigan 49508, no later than January 26, 1999.

                                          By Order of the Board of Directors

                                          Jon D. Botsford
                                          Secretary

Grand Rapids, Michigan
May 26, 1998

STL442                         DETACH HERE


                                     PROXY

                                STEELCASE INC.

                              901 44th Street SE
                            Grand Rapids, MI 49508

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints Rober C. Pew II and James P. Hackett, individually and with full power of substitution and resubstitution, as such shareholder's proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of SteelCASE INC. held by the undersigned at the Annual Meeting of Shareholders to be held on June 17, 1998, or any adjournments thereof.

     This proxy when properly executed will be voted in the manner by the undersigned shareholder(s). If no contrary direction is made, the proxy will be voted FOR the election of all the nominees for director on the reverse side.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE                                                      SEE REVERSE
   SIDE                                                              SIDE

                                STEELCASE INC.

Dear Shareholder:

Please take note of the important information enclosed with this Proxy. The Annual Meeting of Shareholders will be held on Wednesday, June 17,1998, at 10:00 A.M. Eastern Daylight Time at the Gerald R. Ford Fieldhouse, Grand Rapids Community College, 111 Lyon N.E., Grand Rapids, Michigan.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of this matter.

Sincerely,


Steelcase Inc.


                                  DETACH HERE

[x] Please mark votes as in
    this example.

    1. Election of Directors.

       Nominees: David D. Hunting, Jr., Frank H. Meriotti, Peter M. Wege II, Earl D. Holton, William P. Crawford, Robert C. Pew III, Peter M. Wege, David Bing, James P. Hackett, Robert C. Pew II and P. Craig Welch, Jr.

                                FOR            WITHHELD
                               [   ]             [   ]

[   ]______________________________________
     For all nominees except as noted above

                      MARK HERE IF YOU PLAN TO ATTEND THE MEETING          [   ]

                      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT        [   ]


Please sign exactly as name appears hereon, including any official position or representative capacity.


Signature ___________________________        Date:___________________

Signature ___________________________        Date:___________________